Exhibit 24(b)(8.66)

THIRD AMENDMENT TO SELLING AND SERVICES AGREEMENT

AND

FUND PARTICIPATION AGREEMENT

This Third Amendment to the Selling and Services Agreement and Fund Participation Agreement (“Amendment”) is made this 25th day of May, 2017, among Voya Retirement Insurance and Annuity Company (formerly, “ING Life Insurance and Annuity Company”) (“Voya Retirement”), Voya Financial Partners, LLC (formerly, “ING Financial Advisers, LLC”) (“Voya Financial”), Voya Institutional Plan Services, LLC (formerly, “ING Institutional Plan Services, LLC“) (“Voya Institutional”), ReliaStar Life Insurance Company of New York (“RLNY”) (Voya Retirement, Voya Financial, Voya Institutional and RLNH, collectively “Voya”), Eaton Vance Distributors, Inc. (“EVD” or “Distributor”) and the Eaton Vance Funds, (“Fund” or “Funds”) (collectively, the “Parties”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties entered into a Selling and Services Agreement and Fund Participation Agreement effective as of October 9, 2007 (the “Agreement”), as amended effective March 18, 2009 and July 1, 2009;

            WHEREAS, On December 30, 2016, Eaton Vance Corp. and certain of its affiliates completed the purchase of substantially all of the business assets of Calvert Investment Management, Inc. (“CIM”), investment adviser to the Calvert mutual funds (“Calvert Funds”). Accordingly, Distributor replaced Calvert Investment Distributors, Inc. as principal underwriter of the Calvert Funds and the Calvert Funds will be added to the Agreement which applies to classes of shares of open-end management investment companies for which Distributor serves as principal underwriter.  Class Y shares of the Calvert Funds are offered on substantially similar terms as Class I shares of the Funds.  As such, for the purposes of the Agreement, Class Y shares of each Calvert Fund will be deemed to be Class I shares.  Additionally, Class I shares of the Calvert Funds are offered on substantially similar terms as Class R6 Shares of the Funds and for the purposes of the Agreement, Class I shares of each Calvert Fund will be deemed to be Class R6 shares of the Funds;

            WHEREAS, for the ease of administering the Agreement, the parties desire to remove the Funds as parties to the Agreement;

            WHEREAS, the Parties wish to further amend the Agreement as noted below;

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.         Section 15(i) is added to the Agreement as follows:

15(i).    Data Security. Voya represents and warrants that it has implemented and maintains appropriate security measures to protect personal information in compliance with Section 17 of Chapter 201 of the Code of Massachusetts Regulations and any other similar state regulations applicable to Voya. Voya agrees that it shall promptly notify Distributor of any security breach or other incident of which it becomes aware that involves possible unauthorized disclosure of or access to personal information related to Distributor. Without limiting the remedies available to Distributor, should Voya fail to report, or take reasonable measures to resolve such a security breach or other incident, Distributor may terminate this Agreement. Voya agrees that this provision shall cover any of its affiliates, subcontractors or agents that obtains access to personal information related to EV under this Agreement, and that Voya will be liable to Distributor for the compliance of such persons with this provision.

This provision will survive termination or expiration of the Agreement for so long as Voya continues to possess or have access to personal information related to Distributor.

2.                  Schedule B of the Agreement is deleted and replaced in its entirety by the Schedule B attached hereto.

3.                  Schedule C of the Agreement is replaced in its entirety by the Schedule C attached hereto.

4.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.  The parties agree that this Amendment will be considered signed when the signature of a party is delivered by facsimile transmission or delivered by scanned image (e.g. .pdf, ..tiff, jpg, .jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Amendment in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date above.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By: /s/Elizabeth Schroeder

Name: Elizabeth Schroeder

Title: Vice President

VOYA FINANCIAL PARTNERS, LLC

By: /s/Elizabeth Schroeder

Name: Elizabeth Schroeder

Title: Vice President

VOYA INSTITUTIONAL PLAN SERVICES, LLC

By: /s/Elizabeth Schroeder

Name: Elizabeth Schroeder

Title: Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: /s/Elizabeth Schroeder

Name: Elizabeth Schroeder

Title: Vice President

EATON VANCE DISTRIBUTORS, INC.

By: /s/Sean P. Kelly

Name: Sean P. Kelly, CFA

Title: Managing Director, SVP

EATON VANCE FUNDS

By: /s/A. John Murphy

Name: A. John Murphy

Title: Assistant Secretary

SCHEDULE B

Fee for Performance of Administrative Services

For performance of Administrative Services by Voya under the Agreement with respect to Plan assets invested in the following the Eaton Vance and Calvert Funds, Distributor shall pay the following fee to Voya:

Fund	Share Class	Fee
All Eaton Vance Funds	(Advisers Class, Class A, Class C, Class R and Investor Class shares)	x.xx% (xx bps)
All Eaton Vance Funds	Class I and Institutional Class shares	x.xx% (xx bps)
All Eaton Vance Funds	Class R6 shares	x.xx% (x bps)
All Calvert Funds	Class A and R shares	x.xx% (xx bps)
All Calvert Funds	Class I shares	x.xx% (x bps)

SCHEDULE C

Fee Schedule

Fee for Administrative Services.  See Schedule B.

Voya shall receive no fee for providing Administrative Services for those Plans which are customers of financial institutions where Distributor has an agreement to pay such financial institutions for providing such Administrative Services to such Plans with respect to the Calvert Funds and the Funds.

Calculation.  Fees will be calculated based on the average daily net asset value of shares of each Fund held by the Voya during each calendar quarter.  To calculate the fees, the Voya’s aggregate investment in each Fund (net asset value per share of each Fund multiplied by total number of shares held by the Voya in each Fund) will be calculated for each calendar day during the quarter, and divided by the total number of calendar days during such quarter.

Billing.  Voya shall calculate the amount of each quarterly payment and shall deliver to the EV a quarterly statement showing the calculation of the amount payable to Plan Servicer for such quarter.  Such statement shall include the following information.

TPA/Client Name	Fund Name	Cusip	Acct#	Avg Fund Assets	Avg Participant Count	Admin Fee (bps)	Fees Due

Statements shall be e-mailed to the following:

DCIOclientservice@EatonVance.com